May 15, 2007

Mr. Brian Bellardo
NYFIX, Inc.
100 Wall Street - 26th Floor
New York, NY 10005

Dear Brian:

This is to confirm your conversations with NYFIX, Inc. ("NYFIX" or the "Company") concerning your continuing employment at the Company, effective as of the date of this letter.

In connection with your continuing employment with the Company and in consideration of your agreement to the terms and conditions of this revised letter agreement, the Company is offering the package described herein. This package is in lieu of any other Company benefits, and by signing this letter agreement you are acknowledging that you have read and understand its terms and conditions and that such benefits are more valuable to you than any other benefits to which you may otherwise be entitled from NYFIX:

1.	EMPLOYMENT PERIOD: You will continue in NYFIX's employ as Senior Vice President and General Counsel until you or NYFIX gives prior written notice of termination of at least sixty (60) days. The period during which you are employed by NYFIX shall be referred to as the "Employment Period." During the Employment Period, you will continue to be paid a base salary, less applicable withholdings. Your current base salary is $248,063. You will continue to be eligible for all of your current benefits to the extent they are provided to similarly situated NYFIX employees on the same terms as those provided to similarly situated NYFIX employees, including without limitation, paid holidays, as defined by the Company's holiday schedule, four weeks of paid vacation each calendar year with vacation accruing on a prorata basis during each pay period, health/medical insurance plans, dental insurance plan, life insurance plan, disability insurance plan, 401(k) and other pension and retirement plan arrangements. You will also be eligible for new benefits that may be made available to similarly situated employees from time to time. Your base salary may be increased at any time during the Employment Period in an amount agreed upon by the Company. In no event, however, shall your compensation be decreased without your prior written consent. To the extent the Company extends special bonuses or incentives which could include equity or equity related compensation awards to similarly situated employees of the Company, it will grant bonuses and incentives to you consistent with your position as General Counsel of the Company. Any equity and equity related compensation awards shall be subject to the same terms as applicable to similarly situated employees. The last day of the Employment Period shall be known as the "Effective Date".

2.	RETENTION BONUS: If you have not terminated your employment and NYFIX has not terminated you for Cause (as defined below): (1) on or before June 30, 2007, NYFIX will pay you a cash bonus equal to three months of your base salary ("Cash Bonus"), less required withholdings; and (2) on or before September 30, 2007, in addition to the Cash Bonus, you will receive an additional three months of Severance Pay for a total of fifteen (15) (instead of twelve (12)) months of Severance Pay, and the Payment Period (as defined in the next paragraph) will be fifteen (15) months. NYFIX will pay the Cash Bonus on the first regular pay day following June 30, 2007. "Cause" means misappropriation of funds from NYFIX.

3.	SEPARATION PAY: Whether termination is initiated by you or NYFIX for any reason or without reason, except termination by NYFIX for Cause (as defined above), you (or, upon your death before all benefits and amounts are paid to you pursuant to this letter agreement, your legal representative or estate) will receive separation pay from the Effective Date at your then current base salary, less applicable withholdings ("Separation Pay") for a period equal to twelve (12) months (or fifteen (15) months if the provisions of subparagraph (2) of paragraph 2 above are met). These payments will be made in accordance with NYFIX's regular payroll practices and shall be less required withholdings. The period during which you are entitled to receive Separation Pay under this paragraph 3 and, if applicable, paragraph 2, shall be referred to as the "Payment Period". You agree that if you owe any amounts to the Company (directly or through third party accounts, such as non-business-related charges on a Company-issued credit card or cellular telephone) following the Effective Date, you hereby authorize the Company to deduct the full value of such amounts from any payments owed to you under this Agreement. The amount of any payment or benefit provided for you under this Agreement shall not be reduced by retirement benefits. Furthermore, you shall not be required to mitigate the amount of any payment provided for you by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided you hereunder be reduced by any compensation earned by you as a result of employment by another employer (provided such employment does not violate the provisions of paragraph 11 of this Agreement).

4.	COBRA/WELFARE BENEFITS/401(K): You are eligible to elect continuation of your coverage (and your dependents' coverage) on the Effective Date under NYFIX's group healthcare insurance plans pursuant to Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and all related state and local laws ("COBRA"). Pursuant to this letter agreement, if you timely elect COBRA, NYFIX will reimburse you the full cost that you incur should you elect to continue such coverage, for the duration of the Payment Period ("COBRA Reimbursements"), upon submission of proof of payment. Any such COBRA Reimbursements shall end at the conclusion of the calendar month in which the Payment Period ends, although you shall remain eligible to receive COBRA continued group health insurance coverage at your own cost for the time period set forth under applicable law. If you, your spouse and dependents become eligible for benefits under a future employer's health and medical plan prior to the expiration of the Payment Period, your entitlement to COBRA Benefits shall cease. All other employee benefits including, without limitation, participation in NYFIX's 401(k) plan (other than with respect to vested benefits), life insurance, short- and long-term disability, incentives, and vacation and sick pay, shall terminate as of the Effective Date, or on the date(s) thereafter set forth in the applicable plan documents. Your right to receive vested 401(k) benefits, if any shall continue.

5.	ACCRUED SALARY/VACATION PAY/BUSINESS EXPENSES: In the first payroll cycle after the Effective Date, unless earlier required by applicable law, NYFIX will pay you any accrued but unpaid Salary through the Effective Date, all accrued, but unused, vacation through the Effective Date and will reimburse you for all theretofore unreimbused business expenses incurred in accordance with Company policy, through the Effective Date, less required withholdings.

6.	ANNUAL BONUS: If you complete a full calendar year during the Employment Period, NYFIX will pay you your full entitlement under any outstanding annual bonus plan in effect for that year calculated in accordance with the provisions of that plan. For any period of less than a full calendar year during the Employment Period, NYFIX will pay you, on the date any such payment is made to other similarly situated employees, your entitlement under any outstanding annual bonus plan in effect at "target." Such amount will be prorated for the portion of the year during which the Effective Date occurs beginning on January 1 of that calendar year, including 2007, and ending on the Effective Date, less required withholdings. Annual Bonuses for calendar year 2007, and each calendar year thereafter shall be based upon individual and corporate goals (established by NYFIX), with the specified target amount of such Annual Bonuses no less than 35% of your then current annualized Base Salary.

7.	MISCELLANEOUS: The Company acknowledges that, during the six (6) months following the end of the Employment Period, you shall be entitled to avail yourself, at the Company's expense, of the services of Ralph Roberto of Keystone Partners (or his designees or affiliates), a career counselor, for services agreed by all three parties, which agreement will not be unreasonably withheld by the Company.

8.	CONFIDENTIALITY & NON DISPARAGEMENT: You agree to treat as confidential and not to disclose any confidential or non-public materials or information of NYFIX and its affiliated companies which you have learned or discovered, or will learn or discover, during your employment by NYFIX and its affiliated companies, including the terms of this letter agreement, except as necessary in the course of your employment or as required by court order or subpoena, other than to your legal counsel and/or tax advisors with the understanding that he or she will maintain the confidentiality thereof. You also agree to refrain from disparaging or holding up to ridicule the name of NYFIX and its affiliated companies, and their directors, officers and employees. The Company agrees that none of its directors or Section 16 executive officers will denigrate, disparage, defame, impugn or otherwise damage or assail your reputation or integrity. Nothing in this letter agreement shall interfere with your obligations to respond truthfully to any demand or service of process from or order of a court or governmental agency of competent jurisdiction.

9.	You and NYFIX agree that (i) any internal, external or media communication concerning the termination of your employment by NYFIX shall be made by NYFIX in a form and content required by law in NYFIX's opinion, and NYFIX agrees to provide you with a draft prior to release. If NYFIX is approached by any person for a reference on your behalf, NYFIX agrees that a representative of the Company will give a written reference consistent with a draft reference letter prepared by you, so long as it is truthful in all respects.

10.	RETURN OF PROPERTY AND ONGOING ASSISTANCE: By signing this letter agreement, you represent that, at the expiration of the Employment Period, or earlier at NYFIX's request, you will return all materials, documents and/or property of NYFIX that was issued to you or is otherwise in your possession or control. Such property includes but is not limited to computer and telephone equipment, computer software and data, passwords, manuals, non-public business information and records, and client records and contact information.

You agree that you will make yourself available on reasonable notice to cooperate fully with the Company in the resolution of any disputes or litigation which the Company may face for which you may have knowledge of any facts or events, material or otherwise and, except where prohibited by applicable law, you will not voluntarily discuss any such disputes, litigation, facts or events with anyone other than the Company and your attorneys and advisors. Following the Effective Date, the Company agrees that any such requests for cooperation will be reasonable and where feasible shall occur during non-business hours unless by mutual agreement. You also agree to make yourself available on reasonable notice to cooperate with the Company in connection with any current or future inquiries or investigations by any governmental authority or agency (e.g. SEC), or any lawsuit by any third party involving the Company, its officers and directors (present or past), or the Employee. The Company agrees to advance all reasonable and necessary out-of-pocket expenses incurred by you in connection therewith, including but not limited to anticipated reasonable attorneys' fees and anticipated disbursements. You agree to provide an accounting for such funds advanced, including receipts for expenses, and to promptly return funds not used. In addition to the above, to the extent you make yourself available in person, you shall receive compensation from NYFIX in the amount of Two Thousand United States Dollars ($2,000.00) per diem. NYFIX agrees that your offer to so make yourself so available in person extends only to non-business hours or non-business days (or, if unavoidable, to business hours or business days, subject to NYFIX's agreeing to a schedule for your services acceptable to your employer at the time such services are requested). In the event that you are requested by NYFIX to cooperate as required in this paragraph, NYFIX shall reimburse you for your reasonable out-of-pocket legal, travel, lodging and other expenses in accordance with Company policy.

11.	NON-COMPETITION: You agree that you will not, directly or indirectly, except as agreed in writing by the Chief Executive Officer of NYFIX:

(a) within twelve (12) months following the Effective Date, hire or solicit for employment any then current employee of or consultant to NYFIX (or any affiliated company thereof) (hereinafter collectively "NYFIX"), or any person who was an employee of or consultant to NYFIX within six (6) months of the date that you begin to solicit or offer to hire such person, or

(b) within six (6) months following the Effective Date, engage in employment or any consulting arrangement with any of the following companies: Thomson Financial Services' Traderoute or Autex, Transaction Network Services (TNS), Radianz, Tradeware, Citigroup's Lava Trading, Liquidnet, Pipeline Trading or ITG Posit.

You will forfeit all benefits under this letter agreement in the event you engage in any of the activities mentioned in this paragraph. This paragraph does not,

however, prohibit you from owning, directly or indirectly, solely as an investment, securities of any entity which are publicly traded if you do not own 5% or more of any class of securities of such entity.

12.	STOCK OPTIONS: You understand that you will have until ninety (90) days from the Effective Date (the "Lapse Date") to exercise any equity awards validly granted to you under the NYFIX, Inc. 2001 Stock Option Plan, the NYFIX, Inc. Amended and Restated 1991 Incentive and Nonqualified Stock Option Plan or any equity award plan adopted by the Company after the date of this letter agreement (collectively, the "Plans"), unless any such Plan provides for a different period of time within which to exercise equity awards, that are exercisable and vested as of the Effective Date, as reflected in the Options Statement that will be provided to you upon your termination. If you would like to exercise any of such vested options, you must so notify the Company's Director of Human Resources, via email, on or before the Lapse Date. Any such exercise shall be subject to the terms of the Plans, applicable law, the Company's ability to issue stock, and the Company's procedures regarding the exercise of stock options. Subject to the foregoing, upon payment by you prior to the Lapse Date of the aggregate exercise price of the options exercised plus applicable withholdings, the Company will cause the shares to be issued. All remaining outstanding vested options not exercised in this fashion will lapse as of the Lapse Date; all options unvested as of the Effective Date lapse as of that date.

13.	GENERAL RELEASE: You hereby irrevocably and unconditionally release and discharge NYFIX, its affiliated companies, and its and their former and current officers, directors and employees from liability for any claims, causes of action and demands that you have or may have against it and them as of the date of your signing this letter agreement, whether they are known or unknown to you, relating in any way to your employment with NYFIX, including without limitation any claims, causes of action and demands related to or for breach of express or implied contract, violation of public policy, negligence, interference with contractual or business relations or any other tort, or arising under or asserting any violations of any federal, state or local laws, rules or regulations, any fair employment practices or other employee relations statutes (including without limitation Title VII of the Civil Rights Act of 1964, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law, the Connecticut Fair Employment Practices Act, the Age Discrimination in Employment Act of 1967 ("ADEA"), the Americans with Disabilities Act of 1990 and the employment laws and regulations of the States of New York and Connecticut, or arising under or asserting violations of any rule, executive order, law or ordinance, or any other obligation (including, without limitation, your Employment Agreement dated as of August 1, 2006, except for the provisions of Paragraph 18 thereof, which shall continue in full force and effect). Nothing herein, however, shall prevent you from exercising any rights under the Older Workers Benefit Protection Act to challenge the validity of this waiver and release of ADEA claims pursuant to this letter agreement and nothing herein shall interfere with your COBRA rights. The foregoing release excludes any claims, demands and causes of action that relate, in any way, to your enforcement of the terms of this letter agreement.

14.	SECTION 409A: This agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and any applicable guidance or regulations, including transition rules, thereunder (collectively, "Section 409A"). To the extent required by Section 409A and notwithstanding any other provision of this letter agreement, if you are a "specified employee" (as defined under Section 409A(a)(2)(B)(i) of the Code) no payment or benefit that constitutes deferred compensation for purposes of Section 409A will be provided to you following your separation from service prior to the first to occur of (i) the date of your death or (ii) the first day of the seventh month following the month in which your separation from service occurs,. Any payment that is delayed pursuant to the immediately preceding sentence shall instead be paid in a lump sum promptly following the first to occur of the two dates specified in the immediately preceding sentence. The parties hereto recognize that certain provisions of this letter agreement may be affected by Section 409A and it is understood and agreed that you are responsible for consulting with your tax advisor regarding the potential impact of Section 409A regarding the pay and benefits provided herein. It is also understood and agreed that NYFIX is not responsible for any adverse consequence from the application of Section 409A to the pay and benefits provided herein. The parties agree to negotiate in good faith to amend this letter agreement or to take such other actions as may be necessary or advisable to comply with Section 409A.

15	INDEMNIFICATION/REIMBURSEMENT OF LEGAL AND OTHER EXPENSES: Notwithstanding anything to the contrary in this letter agreement, the Company agrees to indemnify you and hold you harmless to the fullest extent not prohibited by applicable law and NYFIX's by-laws against all expenses and/or losses (which the Company will advance, in accordance with applicable law) relating to, resulting from or arising out of any threatened, pending or completed action, suit, claim or proceeding related to your employment with the Company, including, but not limited to, Ritchie v. Castillo, Case No. FST-CV-06-4009324S (Sup. Ct. Conn.) and McLaughlin v. Castillo, Case No. FST-CV-06-4009405S (Sup. Ct. Conn.). In addition, to the extent the Company maintains related liability insurance, you will be eligible to receive coverage under such policy if such coverage is included under such policy at no additional cost This provision shall survive the termination of your employment with NYFIX.

NYFIX, upon reasonable notice, shall advance to you the reasonable and necessary out-of-pocket expenses, including attorney's fees and disbursements, paid or incurred by you in connection with any matter as to which you are indemnified. You shall be entitled to receive, upon application therefore, advances from the Company to cover the costs and expenses paid or incurred by you in defending any claim, action, suit or proceeding against you or in complying with any demand, service of process, order or request from a court or governmental agency in connection with any matter as to which you are indemnified. You will repay to the Company amounts advanced pursuant to this paragraph 15 if it shall ultimately be determined in a final judgment that you are not entitled to be indemnified for the matter to which such amounts relate.

All rights under this paragraph 15 shall survive the dissolution of the Company, provided that a claim for indemnification hereunder is made prior to the time distribution upon liquidation of the assets of the Company is made.

NYFIX will reimburse you for out-of-pocket legal fees incurred by you related to the negotiation of this Agreement, to a maximum reimbursement of $2,500.

16.	BY ASSUMPTION NYFIX SUCCESSOR: NYFIX agrees to require any successor (whether direct or indirect, by purchase, merger consolidation, reorganization or otherwise) to assume and agree to perform NYFIX' obligation under this agreement in the same manner and to the same extent if no such succession had taken place.

17.	ADDITIONAL PROVISIONS: Any notice given pursuant to the Agreement to any party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or by overnight courier, or when hand delivered as follows:

If to NYFIX:
Chief Administrative Officer 100 Wall Street, 26th floor New York, New York 10005

If to you, to your last known address on file with NYFIX, with a copy to:

Robert M. Fields, Esq. 245 Park Avenue 39th Floor New York, New York 10167-0002;

or at such other address as either party shall from time to time designate by written notice, in the manner provided herein, to the other party hereto.

This letter agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors and assigns.

Notwithstanding anything to the contrary in this letter agreement, in the event you should die at any time before any amounts payable to you under this letter agreement are paid in full, the amounts remaining to be paid under this letter agreement at the time of your death shall be paid (at such times as such amounts would have been paid to you) to your estate.

Nothing contained in this letter agreement shall be deemed or construed as an admission of wrongdoing or liability on your part or on the part of NYFIX.

You shall not be required to mitigate the amount of any payment provided for pursuant to this letter agreement by seeking other employment and to the extent that you obtain or undertake other employment, the payments to be made under this Agreement will not be reduced by your earnings from the other employment.

This letter agreement shall be governed by, and construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of laws. Concurrent with complete execution of this Agreement, you shall execute the Company's standard form of Arbitration Agreement and Employee Proprietary Information & Intellectual Property Agreement, both of which shall be binding upon you.

This letter agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy of such party's executed counterpart of this letter agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

By signing and delivering this letter agreement and/or any schedule, exhibit, amendment, or addendum thereto, each party will be deemed to represent to the other that the signing party has not made any changes to such document from the draft(s) originally provided to the other party by the signing party, or vice versa, unless the signing party has expressly called such changes to the other party's attention in writing (e.g., by "redlining" the document or by a comment memo or email message).

This letter agreement contains the entire understanding of the parties relating to the subject matter hereof. You acknowledge that no representations, oral or written, have been made other than those expressly set forth herein, and that you have not relied on any other representations in executing this letter agreement. This letter agreement may be modified only in a document signed by both of the parties hereto and referring specifically hereto. All prior understandings relating to the subject matter of this letter agreement, whether oral or written, are hereby superseded by this document.

You have twenty-one (21) days from the date you receive this letter agreement to consider accepting this offer. If you choose not to accept the offer within such period, it should be considered withdrawn. If you accept the offer and sign this letter agreement you will then have seven (7) days to reconsider and revoke your acceptance, if you choose.

We advise you to take time to consider this proposal and to consult with an attorney prior to signing it. Please indicate your understanding, acceptance and approval of this letter agreement by signing your name and dating your signature where indicated below. Kindly return the original of this letter agreement to me. The enclosed duplicate original is for your files.

18.	REQUIRED APPROVALS: This letter agreement has been approved by the Compensation Committee and the Board of Directors.

Sincerely,

/s/ Scott A. Bloom

Scott A. Bloom
EVP - Corporate Development
And Chief Administrative Officer

Accepted and Agreed by:

/s/ Brian Bellardo

Date May 15, 2007

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